                                                                  Rule 424(b)(3)
                                                              File No. 333-62222

PRICING SUPPLEMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-62222
Dated September 18, 2001
(Prospectus dated August 10, 2001, as supplemented by the Prospectus Supplement dated September 18, 2001)

                                  $150,000,000
                       Piedmont Natural Gas Company, Inc.
                           Medium-Term Notes, Series D
                   Due Nine Months or More from Date of Issue

Principal Amount:  $60,000,000                      |_|  Floating Rate Notes                   |X|  Book Entry Notes

Issue Price:  100%                                  |X|  Fixed Rate Notes                      |_|  Certificated Notes

Original Issue Date:  September 26, 2001            Maturity Date:  September 26, 2011

Original Issue Discount Notes:  |_| Yes             Total Amount of OID:
                                |X| No
                                                    Yield to Maturity:

                                                    Initial Accrual Period:

Interest Payment Dates:  May 1 and                  Record Dates:  April 15 and October 15 next preceding the Interest
November 1 of each year and at maturity                            Payment Dates


|X|  The Notes cannot be redeemed prior to maturity.          |X|  The Notes cannot be repaid prior to maturity.

|_|  The Notes may be redeemed prior to maturity.             |_|  The Notes may be repaid prior to maturity at the
                                                                   option of the holders thereof.

                                                                        Optional                       Optional
   Redemption                       Redemption                         Repayment                       Repayment
     Date(s)                       Percentage(s)                         Date(s)                     Percentage(s)
   ----------                      -------------                       ---------                     -------------




Applicable Only to Fixed Rate Notes:
         Interest Rate: 6.55%

Applicable Only to Floating Rate Notes:
     Interest Rate Basis:                                         Maximum Interest Rate:
         |_|  Commercial Paper Rate                               Minimum Interest Rate:
         |_|  CD Rate                                             Spread (plus or minus):
         |_|  Prime Rate                                          Spread Multiplier:
         |_|  Federal Funds Effective Rate                        Interest Reset Date(s):
         |_|  Treasury Rate                                       Interest Reset Month(s):
         |_|  LIBOR                                               Interest Reset Period:
     Initial Interest Rate:                                       Interest Payment Month(s):
     Index Maturity:                                              Interest Payment Period:
     Calculation Date(s):                                         Calculation Agent:
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